Exhibit 10.2

Amended and Restated Annual Incentive Compensation Plan Metrics for 2012
On March 30, 2012, the Compensation Committee of the Board of Directors of the Company amended the specific performance goals and business criteria to be used for purposes of determining any future cash awards for the 2012 participants, including executive officers (filed as Exhibit 10-N-4 to the Company's Annual Report on Form 10-K for the year ended December 31, 2011), under the Company's shareholder-approved Annual Incentive Compensation Plan (filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2008).
For all participants, the performance criteria and weightings to be used for 2012 under the plan include attaining specified levels of:

•	Total Company pre-tax profits* (35%),

•	Total Automotive operating-related cash flow* (35%),

•	Total Company cost performance (10%),

•	Total Company market shares (10%), and

•	Total Company quality metrics (10%).

Based on business performance results for 2012 against the targeted levels established for each metric, the Compensation Committee will determine the percentage of the target award that is earned, which could range between 0% and 200% depending on actual performance achieved relative to the target levels.

*Excludes special items